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SALOMON SMITH BARNEY INC.
SEVEN WORLD TRADE CENTER
NEW YORK, NEW YORK 10048

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                              MYCOGEN CORPORATION
                                       AT
                              $28.00 NET PER SHARE
                                       BY
                         AGROSCIENCES ACQUISITION INC.
                         A MAJORITY-OWNED SUBSIDIARY OF
                              DOW AGROSCIENCES LLC
                   AND A WHOLLY OWNED INDIRECT SUBSIDIARY OF
                            THE DOW CHEMICAL COMPANY

       THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 2, 1998, UNLESS THE OFFER IS EXTENDED.

                                                               September 4, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by AgroSciences Acquisition Inc., a Delaware corporation ("Purchaser") and a majority-owned subsidiary of Dow AgroSciences LLC, a Delaware limited liability company ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (including the associated preferred stock purchase rights) (the "Shares"), of Mycogen Corporation, at $28.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated September 4, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

    THE OFFER IS SUBJECT TO SEVERAL CONDITIONS CONTAINED IN THE OFFER TO PURCHASE, INCLUDING THE CONDITION THAT THERE ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES SUCH THAT PURCHASER AND PARENT, COLLECTIVELY, WILL BE THE OWNERS OF SHARES REPRESENTING AT LEAST 90% OF THE FULLY DILUTED SHARES (AS DEFINED IN THE INTRODUCTION OF THE OFFER TO PURCHASE) (THE "MINIMUM CONDITION"); PROVIDED, HOWEVER, PURCHASER MAY, BUT NEED NOT, WAIVE THE MINIMUM CONDITION (1) WITHOUT THE APPROVAL OF THE SPECIAL COMMITTEE COMPRISED OF TWO MEMBERS OF THE COMPANY'S BOARD OF DIRECTORS INDEPENDENT OF TDCC, PARENT, PURCHASER AND MANAGEMENT OF THE COMPANY (THE "SPECIAL COMMITTEE"), IF PURCHASER AND PARENT, COLLECTIVELY, WILL BE THE OWNERS OF SHARES REPRESENTING AT LEAST 81.07% OF THE FULLY DILUTED SHARES, OR (2) WITH THE APPROVAL OF THE SPECIAL COMMITTEE, IF PURCHASER AND PARENT, COLLECTIVELY, WILL BE THE OWNERS OF SHARES REPRESENTING LESS THAN 81.07% OF THE FULLY DILUTED SHARES. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE "THE TENDER OFFER--13. CERTAIN CONDITIONS OF THE OFFER" IN THE OFFER TO PURCHASE.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1.  Offer to Purchase dated September 4, 1998;

    2. Letter of Transmittal to tender Shares for your use and for the information of your clients, together with GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9
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providing information relating to backup federal income tax withholding
(facsimile copies of the Letter of Transmittal may be used to tender Shares);

    3. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for the Shares being tendered and all other required documents cannot be delivered to the Depositary by the Expiration Date as defined in the Offer to Purchase or if procedures for book-entry transfer cannot be completed by the Expiration Date;

    4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. A letter to Mycogen Corporation stockholders from Carlton J. Eibl, President, and Nickolas D. Hein, Chairman of the Board, of Mycogen Corporation; and

    6.  A return envelope addressed to the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 2, 1998, UNLESS THE OFFER IS EXTENDED.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for the Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for the Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in "The Tender Offer--3. Procedure for Tendering Shares" of the Offer to Purchase, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer, and all other documents required by the Letter of Transmittal.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedure on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in "The Tender Offer--3. Procedure for Tendering Shares" in the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of the Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase and the Letter of Transmittal.

                                          Very truly yours,

                                          SALOMON SMITH BARNEY INC.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PARENT, PURCHASER, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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